Filed Pursuant to Rule 424(b)(3)
Registration Number 333-140362

PROSPECTUS

3,329,497 Shares

Protection One, Inc.
Common Stock

This prospectus relates to the resale from time to time of up to 3,329,497 shares of our common stock owned by the selling stockholders. All of the shares of common stock offered under this prospectus were issued in connection with a merger between a wholly owned subsidiary of the registrant and Integrated Alarm Services Group, Inc. (“IASG”), which was completed on April 2, 2007. In the merger agreement with IASG, the registrant agreed to register the shares owned by the selling stockholders.

The prices at which the selling stockholders may sell the shares will be determined by prevailing market prices or through privately negotiated transactions. We will not receive any proceeds from the sale of any of the shares. We have agreed to bear the expenses of registering the shares covered by this prospectus under federal and state securities laws.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is quoted on the Nasdaq Global Market under the symbol “PONE.” The last reported sale price of our common stock on the Nasdaq Global Market on May 2, 2007 was $13.86 per share.

You should carefully consider the risk factors beginning on page 2 of this prospectus before making any decision to invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 2, 2007

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION BY REFERENCE
AVAILABLE INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus.

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SUMMARY

This summary highlights information about us and the common stock being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making an investment decision. You should read the entire document carefully. References in this prospectus to: “Protection One,” “the Company,” “we,” “us” and “our” refer to Protection One, Inc. and its consolidated subsidiaries.

Our Business

We are a leading national provider of security alarm monitoring services, providing installation, maintenance and electronic monitoring of alarm systems to single-family residential, commercial, multifamily and wholesale customers. We monitor signals originating from alarm systems designed to detect burglary, fire, medical, hold-up and environmental conditions, and from access control and closed-circuit-television (CCTV) systems. Most of our monitoring services and a large portion of the maintenance services we provide our customers are governed by multi-year contracts with automatic renewal provisions that provide us with recurring monthly revenue.

We are a Delaware corporation organized in 1991. Our principal executive offices are located at 1035 N. 3rd Street, Suite 101, Lawrence, Kansas 66044. Our phone number is (785) 856-5500. More comprehensive information about us and our products is available through our Internet website at www.protectionone.com. The information contained on our website, or other sites linked to it, is not incorporated by reference into this prospectus.

Merger and Resale of Shares Issued to Affiliates in Connection With the Merger

On April 2, 2007, we completed a merger (the “Merger”) with Integrated Alarm Services Group, Inc. (“IASG”), pursuant to which one of our wholly owned subsidiaries, Tara Acquisition Corp., merged with and into IASG. IASG was the surviving corporation in the merger and is now a wholly owned subsidiary of Protection One. In connection with the Merger, we issued to then existing IASG stockholders shares of our common stock. Of the shares issued to IASG stockholders, 3,329,497 shares were issued to the pre-merger affiliates of IASG listed in the section below titled “Selling Stockholders.”  In the merger agreement (the “Merger Agreement”), we agreed to (i) file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission to register the disposition of the shares of our common stock that were issued to such former affiliates of IASG and that are currently subject to the resale limitations pursuant to Rules 144 and 145 under the Securities Act of 1933, as amended, and (ii) keep the registration effective until the earlier of  (a) such time as all such shares issued to such former affiliates of IASG have been sold by such affiliates or (b) April 2, 2008, the date upon which all of the shares issued to such former affiliates of IASG first become eligible for resale pursuant to Rule 145(d) under the Securities Act of 1933, as amended.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Quadrangle is our principal stockholder and can exercise a controlling influence over us.

Quadrangle Capital Partners LP, Quadrangle Capital Partners-A LP, Quadrangle Select Partners LP and Quadrangle Master Funding Ltd, which we refer to as Quadrangle, collectively own approximately 70% of our outstanding common stock as of April 17, 2007. Pursuant to a stockholders agreement, subject to Quadrangle maintaining a certain threshold of ownership in us, Quadrangle will be able to control the election of a majority of our directors and accordingly exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, appointment of our officers, our acquisition or disposition of material assets and our incurrence of indebtedness. Similarly, Quadrangle will continue to have the power to determine matters submitted to a vote of our stockholders without the consent of other stockholders and to take other actions that might be favorable to Quadrangle, whether or not these actions would be favorable to us or to our stockholders in general.

Protection One and IASG have a history of losses, which are likely to continue.

We incurred net losses of $17.4 million for the year ended December 31, 2006, $15.6 million for the period February 9, 2005 through December 31, 2005, $11.4 million for the period January 1, 2005 through February 8, 2005, and $323.9 million for the year ended December 31, 2004. IASG incurred net losses of $83.9 million for the year ended December 31, 2006, $22.3 million for the year ended December 31, 2005 and $11.7 million for the year ended December 31, 2004. These losses reflect the following, among other factors:

•                    our customer base has declined every year since 1999 and our revenue declined every year from 1999 to 2005 with only a slight increase in 2006;

•                    substantial charges incurred by us for amortization of customer accounts;

•                    interest incurred on indebtedness;

•                    expansion of our internal sales and installation efforts;

•                    recapitalization costs in 2006, change in control, debt restructuring and corporate consolidation costs in 2005 and 2004;

•                    a write down of remaining deferred tax assets in 2004; and

•                    other charges required to manage operations.

We will continue to incur a substantial amount of interest expense and amortization of customer accounts and we do not expect to attain profitability in the near future.

Our substantial indebtedness could adversely affect our financial condition.

We have, and will continue to have, a significant amount of indebtedness. As of April 13, 2007, the face value of our total indebtedness, including capital leases, was approximately $526.7 million. Our level of indebtedness could have important consequences. For example, it could:

•                    limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•                    limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•                    make us more vulnerable to a downturn in our business or in the economy or to an increase in interest rates;

•                    place us at a disadvantage to some of our competitors, who may be less highly leveraged than us; and

•                    require a substantial portion of our cash flow from operations to be used for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes.

One or a combination of these factors could adversely affect our financial condition. Subject to restrictions in the indentures governing our notes and our senior secured credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness.

Restrictive covenants restrict our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

Our senior credit facility, the indenture governing our 8.125% senior subordinated notes (the “Senior Subordinated Notes Indenture”) and the indenture governing our 12% senior secured notes (the “Senior Secured Notes Indenture”) contain covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. Our senior credit facility, the Senior Subordinated Notes Indenture and the Senior Secured Notes Indenture restrict, among other things, our ability to:

•                    incur additional indebtedness or enter into sale and leaseback transactions;

•                    pay dividends or make distributions on our capital stock or certain other restricted payments or investments;

•                    purchase or redeem stock;

•                    issue stock of our subsidiaries;

•                    make investments and extend credit;

•                    engage in transactions with affiliates;

•                    transfer and sell assets;

•                    effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•                    create liens on our assets to secure debt.

In addition, our senior credit facility requires us to meet certain financial ratios and to repay outstanding borrowings with portions of the proceeds we receive from certain sales of property or assets and specified future debt offerings. Our financial results may be affected by unforeseen adverse events, and we may not be able to meet the financial ratio requirements.

Any breach of the covenants in our senior credit facility, the Senior Subordinated Notes Indenture or the Senior Secured Notes Indenture could cause a default under such instruments. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. Our assets and cash flow would not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our senior credit facility, the lenders under our senior credit facility could institute foreclosure proceedings against the assets securing borrowings under our senior credit facility.

If we are unable to repay or refinance our 8.125% senior subordinated notes prior to July 2008, our outstanding indebtedness under our senior credit facility will become due and payable.

The revolving credit facility and term loan under our senior credit facility are subject to early maturity if we do not repay or refinance our 8.125% senior subordinated notes on or before June 30, 2008. We do not expect our business to generate cash flow from operations in an amount sufficient to enable us to repay our 8.125% senior subordinated notes, so we believe that we will need to refinance all such indebtedness. We may not, however, be able to refinance our 8.125% senior subordinated notes within the limitations set forth in the senior credit facility on favorable terms or at all. If we do not refinance our 8.125% senior subordinated notes on or before June 30, 2008, the aggregate amount outstanding under the revolving credit facility and term loan will become immediately due and payable. If we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our senior credit facility, the lenders under our senior credit facility could institute foreclosure proceedings against the assets securing borrowings under the senior credit facility. In addition, an event of default under the senior credit facility or the Senior Subordinated Notes Indenture would cause us to violate terms of the Senior Secured Notes Indenture, which would allow the trustee to accelerate our obligations or institute foreclosure proceedings against the assets securing the borrowings under the Senior Secured Notes Indenture.

We rely on technology that may become obsolete, which could require significant capital expenditures.

Our monitoring services depend upon the technology (hardware and software) of security alarm systems. In order to maintain our customer base that currently uses security alarm components that are or could become obsolete, we will likely be required to upgrade or implement new technologies that could require significant capital expenditures. We may not be able to successfully implement new technologies or adapt existing technologies to changing market demands. If we are unable to adapt in response to changing technologies, market conditions or customer requirements in a timely manner, such inability could adversely affect our business.

The failure to successfully integrate IASG’s business and operations in the expected time frame may adversely affect the combined company’s future results.

The success of the Merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of Protection One and IASG. However, to realize these anticipated benefits, the businesses of Protection One and IASG must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration of the Protection One and IASG businesses could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect the combined company’s ability to maintain relationships with customers and employees after the Merger or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on the combined company.

Shifts in our current and future customers’ selection of telecommunications services could increase customer attrition and could adversely impact our earnings and cash flow.

Certain elements of our operating model rely on our customers’ selection and continued use of traditional, land-line telecommunications services, which we use to communicate with our monitoring operations. In recent years, many customers in our Network Multifamily segment have shown a preference for subscribing only to cellular technology and have discontinued use of land-line telephone services. In order to continue to service existing customers who cancel their land-line telecommunications services and service new customers who do not subscribe to land-line telecommunications services, customers must upgrade to alternative and typically more expensive wireless or internet based technologies. Continued shifts in customers’ preferences regarding telecommunications services could continue to adversely impact attrition and our earnings and cash flow.

We face increasing competition and pricing pressure from other companies in our industry and, if we are unable to compete effectively with these companies, our sales and profitability could be adversely affected.

We compete with a number of major domestic security monitoring services companies, as well as a large number of smaller, regional competitors. Due in part to this fierce competition, we have experienced high rates of customer attrition and have been subjected to continual and significant pricing pressures. Some of our competitors, either alone or in conjunction with their respective parent corporate groups, are larger than we are and have greater financial resources, sales, marketing or operational capabilities or brand recognition than we do. In addition, the innovative nature of our markets may attract new entrants to the field. We may not be able to compete successfully with the services of other companies, which could result in the loss of customers and, as a result, decreased revenue and operating results.

The competitive market for the acquisition and creation of accounts may affect our future profitability.

Prior to 2000, we grew very rapidly by acquiring portfolios of alarm monitoring accounts through acquisitions and dealer purchases. Our current strategy is to reduce the cost of acquiring new accounts by utilizing other customer account acquisition channels such as our internal sales force augmented by traditional marketing support. The security alarm monitoring industry is highly competitive and highly fragmented. We compete with several companies that have account acquisition and loan programs for independent dealers and some of those competitors are larger than we are and have more capital than we do. Increased competition from other alarm monitoring companies could require us to reduce our prices for installations, decrease the monitoring fees we charge our customers and take other measures that could reduce our margins. These decreases and other measures could have a material adverse effect on us.

Loss of customer accounts could materially adversely affect our operations.

We experience the loss of accounts as a result of, among other factors:

•                    relocation of customers;

•                    customers’ inability or unwillingness to pay our charges;

•                    adverse financial and economic conditions;

•                    the customers’ perceptions of value; and

•                    competition from other alarm service companies.

We may experience the loss of newly acquired or created accounts to the extent we do not integrate or adequately service those accounts. Because some acquired accounts are prepaid on an annual, semiannual or quarterly basis, customer loss may not become evident for some time after an acquisition is consummated. While our attrition rates have stabilized in our Protection One Monitoring segment, we continue to lose customers at a rate faster than our rate of adding customers. We expect account losses to exceed additions until the efforts we are making to acquire new accounts and further reduce our rate of attrition become more successful than they have been to date. Net losses of customer accounts could materially and adversely affect our business, financial condition and results of operations.

We may not be able to realize any or all of the anticipated benefits from prior or future acquisitions of portfolio alarm monitoring contracts.

Acquisitions of end-user alarm monitoring contracts involve a number of risks, including the possibility that the acquiring company will not be able to realize the recurring monthly revenue stream it contemplated at the time of acquisition because of higher than expected attrition rates or fraud. Although we generally complete an extensive due diligence process prior to acquiring alarm monitoring contracts and obtains representations and warranties from sellers, we may not detect fraud, if any, on the part of any seller, including the possibility that any seller misrepresented the historical attrition rates of the sold contracts or sold or pledged the contracts to a third party. If the sale of alarm monitoring contracts involves fraud or the representations and warranties are otherwise inaccurate, it may not be possible to recover from the seller damages in an amount sufficient to fully compensate us for any resulting losses. In such event, we may incur significant costs in litigating ownership or breach of acquisition contract terms.

Our customer acquisition strategies may not be successful, which would adversely affect our business.

The customer account acquisition strategy we are now employing relies primarily on our internal sales force and forming marketing alliances. We have changed our acquisition strategy several times over the past few years in an effort to decrease the cost of adding customers and the rate of attrition from new accounts. While our present strategy resulted in some improvements in 2006 and 2005, this strategy may not be successful in the future. If the strategy is not successful, our customer base could continue to decline. If successful, selling costs related to this strategy will increase our expenses and uses of cash. Failure to replace customers lost through attrition or increased use of cash to replace those customers could have a material adverse effect on our business, financial condition, results of operations and ability to service debt obligations.

We rely on a marketing alliance for the generation of many new accounts.

We have established a marketing relationship to offer monitored security services to the residential, single-family market and to businesses in 17 of the larger metropolitan markets in the southeastern United States. Approximately 25% of our new accounts created in each of 2006 and 2005 and 20% of our new accounts created in 2004 were produced from this arrangement. Termination of this arrangement could have a short term material adverse effect on our ability to generate new customers in this territory.

Increased adoption of “false alarm” ordinances by local governments may adversely affect our business.

An increasing number of local governmental authorities have adopted, or are considering the adoption of, laws, regulations or policies aimed at reducing the perceived costs to municipalities of responding to false alarm signals. Such measures could include:

•                    requiring permits for the installation and operation of individual alarm systems and the revocation of such permits following a specified number of false alarms;

•                    imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms;

•                    requiring further verification of an alarm signal before the police will respond; and

•                    subjecting alarm monitoring companies to fines or penalties for transmitting false alarms.

Enactment of these measures could adversely affect our future business and operations. In addition, concern over false alarms in communities adopting these ordinances could cause a decrease in the timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

Increased adoption of statutes and governmental policies purporting to void automatic renewal provisions in our customer contracts, or purporting to characterize certain of our charges as unlawful, may adversely affect our business.

Our customer contracts typically contain provisions automatically renewing the term of the contract at the end of the initial term, unless cancellation notice is delivered in accordance with the terms of the contract. If the customer cancels prior to the end of the contract term, other than in accordance with the contract, we may charge the customer the amounts that would have been paid over the remaining term of the contract, or charge an early cancellation fee.

Several states have adopted, or are considering the adoption of statutes, consumer protection policies or legal precedents which purport to void the automatic renewal provisions of our customer contracts, or otherwise restrict the charges we can impose upon contract cancellation. Such initiatives could compel us to increase the length of the initial term of our contracts, and increase our charges during the initial term, and consequently lead to less demand for our services and increase our attrition. Adverse judicial determinations regarding these matters could cause us to incur legal exposure to customers against whom such charges have been imposed, and the risk that certain of our customers may seek to recover such charges through litigation. In addition, the costs of defending such litigation and enforcement actions could have an adverse effect on us.

Due to a concentration of accounts in California, Florida and Texas, we are susceptible to environmental incidents that may negatively impact our results of operations.

Almost 45% of our recurring monthly revenue is derived from customers located in California, Florida and Texas. A major earthquake, hurricane or other environmental disaster in an area of high account concentration could disrupt our ability to serve those customers or render those customers uninterested in continuing to retain us to provide alarm monitoring services.

Declines in rents, occupancy rates and new construction of multifamily dwellings may affect our sales in this marketplace.

Demand for alarm monitoring services in the Network Multifamily segment is tied to the general health of the multifamily housing industry. This industry is dependent upon prevailing rent levels and occupancy rates as well as the demand for construction of new properties. The real estate market in general is cyclical, however, and, in the event of a decline in the market factors described above, it is likely that demand for our alarm monitoring services to multifamily dwellings would also decline, which could negatively impact our results of operations.

We could face liability for our failure to respond adequately to alarm activations.

The nature of the services we provide potentially exposes us to greater risks of liability for employee acts or omissions or system failures than may be inherent in other businesses. In an attempt to reduce this risk, our alarm monitoring agreements and other agreements pursuant to which we sell our products and services contain provisions limiting our liability to customers and third parties. However, in the event of litigation with respect to such matters, these limitations may not be enforced. In addition, the costs of such litigation could have an adverse effect on us.

Future government regulations or other standards could have an adverse effect on our operations.

Our operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, we are required to obtain licenses or permits, to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. In the event that these laws, regulations and/or licensing requirements change, we may be required to modify our operations or to utilize resources to maintain compliance with such rules and regulations. In addition, new regulations may be enacted that could have an adverse effect on us.

The loss of our Underwriter Laboratories listing could negatively impact our competitive position.

All of our alarm monitoring centers are Underwriters Laboratories (“UL”) listed. To obtain and maintain a UL listing, an alarm monitoring center must be located in a building meeting UL’s structural requirements, have back-up and uninterruptible power supplies, have secure telephone lines and maintain redundant computer systems. UL conducts periodic reviews of alarm monitoring centers to ensure compliance with their regulations. Non-compliance could result in a suspension of our UL listing. The loss of our UL listing could negatively impact our competitive position.

We depend on our relationships with alarm system manufacturers and suppliers. If we are not able to maintain or renew these alliances, our ability to create new customers and service our existing account base could be negatively affected.

We currently have agreements with certain alarm system manufacturers and suppliers of hardware for products that we use in customer locations to install new systems and to repair existing systems. We may not be able to maintain or renew our existing product sourcing arrangements on terms and conditions acceptable to us. If we are unable to maintain or renew our existing relationships, we may incur additional costs creating new customer arrangements and in servicing existing customers.

We rely on subcontractors in certain markets to install, service and repair alarm systems.

We currently have agreements with various subcontractors in order to timely and efficiently install, service and repair alarm systems. We may not be able to maintain or renew our subcontractor arrangements on terms and conditions acceptable to us. If we are unable to maintain or renew our existing subcontractor relationships, we may incur additional costs creating new customer arrangements and servicing existing customers, and customer satisfaction may suffer, leading to increased attrition. Also, our reliance on subcontractors increases our costs related to quality assurance and inspections and potentially diminishes our brand identity with customers.

Most of our customers’ alarm systems communicate with our monitoring center via Public Switched Telephone Network lines, or PSTN lines, provided by an incumbent local exchange carrier, which are losing market share to wireless and Internet-based means of communication.

The number of PSTN lines provided by incumbent local exchange carriers have been and are expected to continue decreasing. While we offer alarm systems that can communicate signals to our central stations using various wireless and/or Internet-based communication technologies, such solutions are presently more expensive than traditional PSTN-based alarm communicators. Higher costs might reduce the market for new customers of alarm monitoring services, and the trend away from PSTN lines to alternatives may mean more existing customers will cancel service with us. In addition, such shifts to newer communications technologies may increase our costs for personnel training.

We are dependent upon our experienced senior management, who would be difficult to replace.

The success of our business is largely dependent upon the active participation of our executive officers, who have extensive experience in the industry. As a result, we have entered into employment agreements with each of our executive officers. The loss of service of one or more of such officers for any reason may have an adverse effect on our business.

We have incurred and will continue to incur increased costs as a result of securities laws and regulations relating to corporate governance matters and public disclosures.

The Sarbanes-Oxley Act of 2002 and the SEC rules implementing that Act have required changes in some of our corporate governance practices and may require further changes. These rules and regulations have increased our legal and financial compliance costs and have made some activities more difficult, time-consuming or costly. These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified members of our management team.

We are taking steps to comply with the laws and regulations in accordance with the deadlines by which compliance is required. However, our estimate of the amount or timing of additional costs that we may incur to respond by these deadlines may not be accurate. Furthermore, we cannot ensure successful outcomes from the review to be performed in connection with the provisions of Section 404 of the Act regarding management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the auditor’s attestation to and report on both management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

Risks Related to our Common Stock

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including shares of our common stock issuable upon exercise of outstanding options and warrants to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Our common stock price may be volatile.

The price at which our common stock trades may be volatile and may fluctuate due to:

•       our historical and anticipated quarterly and annual operating results;

•       variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•       investor perceptions of our company and comparable public companies;

•       our ability to comply with financial covenants in our senior credit facility, the Senior Subordinated Notes Indenture or the Senior Secured Notes Indenture; and

•       conditions and trends in general market conditions.

Fluctuations may be unrelated or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-3 and the materials incorporated by reference herein include “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. These forward-looking statements generally can be identified by, among other things, the use of forward-looking language such as the words “estimate,” “project,” “intend,” “believe,” “expect,” “anticipate,” “may,” “will,” “would,” “should,” “could,” “seeks,” “plans,” “intends,” or other words of similar import or their negatives. Such statements include those made on matters such as our earnings and financial condition, litigation, accounting matters, our business, our efforts to consolidate and reduce costs, our customer account acquisition strategy and attrition, our liquidity and sources of funding and our capital expenditures. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Certain factors that could cause actual results to differ include:  our history of losses, which are likely to continue; principal and interest payment requirements of our indebtedness; difficulty in integrating the businesses of Protection One and IASG; disruption from the Merger, including lost business opportunities and difficulty maintaining relationships with employees, customers and suppliers; competition, including competition from companies that are larger than we are and have greater resources than we do; losses of our customers over time and difficulty acquiring new customers, changes in technology that may make our services less attractive or obsolete or require significant expenditures to upgrade; the development of new services or service innovations by our competitors; potential liability for failure to respond adequately to alarm activations; changes in management; the potential for environmental or man-made catastrophes in areas of high customer concentration; changes in conditions affecting the economy or security alarm monitoring service providers generally; and changes in federal, state or local government or other regulations or standards affecting our operations. New factors emerge from time to time, and it is not possible for us to predict all of such factors or the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

See also “Risk Factors” beginning on page 2 for a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements.

USE OF PROCEEDS

The common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, certain information about the selling stockholders as of April 17, 2007.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.

For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock That May be Offered Hereby	Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Contrarian Capital Management, LLC(1)	933,209	933,209	—	—%
State Teachers Retirement System of Ohio	928,000	928,000	—	—
Franklin Mutual Advisers LLC	759,684	759,684	—	—
Greywolf Capital Management LP(2)	708,604	708,604	—	—

(1)           Represents (a) 903,949 shares of common stock held by Contrarian Equity Fund, LP and (b) 29,260 shares of common stock held by AHFP Contrarian.

(2)           Represents (a) 178,068 shares of common stock held by Greywolf Capital Partners II LP, (b) 476,338 shares of common stock held by Greywolf Capital Overseas Fund and (c) 54,198 shares of common stock held by Greywolf High Yield Master Fund.

No selling stockholder has had, within the past three years, any position, office or material relationship with us or IASG.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees or transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

(a)    block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)   purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)    on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale;

(d)   in the over-the-counter market;

(e)    otherwise than on such exchanges or services or in the over-the-counter market;

(f)    ordinary brokerage transactions and transactions in which the broker solicits purchases;

(g)    privately negotiated transactions;

(h)   short sales;

(i)    through the writing of options on the securities, whether or not the options are listed on an options exchange;

(j)     through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

(k)   one or more underwritten offerings on a firm commitment or best efforts basis;

(l)    transactions which may involve crosses or block transactions;

(m)  to cover hedging transactions made pursuant to this prospectus;

(n)   by pledge to secure debts or other obligations;

(o)   any combination of any of these methods of sale; and

(p)   any other manner permitted by applicable law.

The selling stockholders may also sell the shares under Rule 144 or Rule 145(d) under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of the applicable rule.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals or as agents of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

Pursuant to the Merger Agreement, we have agreed to indemnify the selling stockholders against certain liabilities, including under the Securities Act.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change, as of January 1, 2006, in its method of accounting for employee stock-based compensation), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) of IASG which appear in the IASG Annual Report on Form 10-K for the year ended December 31, 2006 and are incorporated by reference in the Company’s Current Report on Form 8-K/A dated April 2, 2007 and filed with the SEC on April 20, 2007, which is incorporated by reference in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007 and the portions of the Information Statement to be filed on or prior to April 30, 2007 that are incorporated by reference into the Form 10-K;

•       our Current Report on Form 8-K, filed with the SEC on February 22, 2007;

•       our Current Report on Form 8-K, filed with the SEC on March 13, 2007;

•       our Current Report on Form 8-K, filed with the SEC on March 16, 2007*;

•       our Current Report on Form 8-K, filed with the SEC on March 19, 2007;

•       our Current Report on Form 8-K, filed with the SEC on March 27, 2007;

•       our Current Report on Form 8-K, filed with the SEC on April 6, 2007, as amended by the Current Report on Form 8-K/A filed with the SEC on April 20, 2007; and

*      Materials furnished to the SEC in connection with this Current Report on Form 8-K are not incorporated by reference herein.

•       the description of our capital stock which is contained in our Registration Statement on Form 8-A, filed with the SEC on April 2, 2007 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Protection One, Inc.
1035 N. 3rd Street
Lawrence, KS 66044
(785) 856-5500
Attention: Corporate Secretary

AVAILABLE INFORMATION

We file annual, quarterly and current reports, prospectus and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.protectionone.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.